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                                                                      EXHIBIT 11


                        INCOME PARTICIPATION CERTIFICATE
                               PURCHASE AGREEMENT


     This Income Participation Certificate Purchase Agreement dated as of
June 1, 1997 ("Agreement"), is made by The Kafus Capital Corporation ("Kafus") in favor of Enron Capital & Trade Resources Corp. ("Lender").

                                  INTRODUCTION

     This Agreement is made by Kafus in connection with the Subordinated Loan Agreement dated as of June 1, 1997 (as modified from time to time, the "Subordinated Loan Agreement"), between CanFibre of Riverside, Inc. ("Borrower"), and the Lender, and the related Income Participation Certificate dated as of June 1, 1997 (as modified from time to time, the "Income Participation Certificate"), made by the Borrower in favor of the Lender. The effectiveness of this Agreement is a condition precedent to the effectiveness of the Subordinated Loan Agreement and the extension of credit to the Borrower provided thereunder. As the Borrower is a subsidiary of Kafus, Kafus believes that it will receive substantial benefit from such credit extended to the Borrower by the Lender. Therefore, to induce the Lender to enter into the Subordinated Loan Agreement, and for other good and valuable consideration, Kafus and the Lender hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth in Appendix A to the Trust Indenture dated as of June 1, 1997 (as modified from time to time, the "Indenture") made by the California Pollution Control Finance Authority in favor of BNY Western Trust Company under which certain bonds are being issued for the benefit of the Borrower (but without amendment thereto after the date of this Agreement unless approved by the Lender in writing). As used herein, the following terms shall have the following meanings:

     "Purchase Activation Date" means the earlier of the date one calendar year after the Completion Date or the date of the occurrence of any Event of Default under and as defined in the Subordinated Loan Agreement.

     "Received Income Discount" means, as of any date of determination, an amount equal to the net present value as of the date of this Agreement of any cash payments received by the Lender under the Income Participation Certificate as of the date of determination discounted back to the date of this Agreement using standard financial techniques selected by the Lender and a discount rate of 12.00% per annum (but when applied as of the date of determination, such amount shall not be adjusted to bring such net present value as of the date of this Agreement forward to the date of determination).
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Section 2.  Purchase Agreement; Guaranty.

     2.1 Upon demand by the Lender at any time after the Purchase Activation Date, Kafus shall purchase the Income Participation Certificate from the Lender at a price equal to U.S. $12,500,000 less the Received Income Discount. Any written certificate provided by the Lender to Kafus showing the calculation of the purchase price shall be conclusive and binding for all purposes, absent manifest error. Kafus shall make payment to the Lender within five business days after presentation to Kafus of the Income Participation Certificate accompanied with such transfer endorsements or instruments as are necessary to transfer the same to Kafus.

     2.2 Kafus irrevocably guarantees to the Lender that the Lender shall have received from the Borrower under the Income Participation Certificate at any date after the Purchase Activation Date an amount equal to the sum of the purchase price that would be owed under Section 2.1 at such time plus any amounts actually received by the Lender under the Income Participation Certificate (the"Guaranteed Amount"), and shall pay to the Lender upon demand the difference between the amounts actually received by the Lender under the Income Participation Certificate and the Guaranteed Amount. Any written certificate provided by the Lender to Kafus showing the calculation of the amount due under this guaranty shall be conclusive and binding for all purposes, absent manifest error. This is a guaranty of payment and not merely a guaranty of collection, and Kafus is liable as a primary obligor. Prior to making any claim under the guaranty provided in this Section 2.2, Kafus must have failed to purchase upon demand under Section 2.1.

Section 3. Purchase Option in Favor of Kafus. The Lender hereby grants Kafus with the right to purchase the Income Participation Certificate from the Lender at any time after the Purchase Activation Date at a price equal to U.S. $15,000,000 less the Received Income Discount. Any written certificate provided by the Lender to Kafus showing the calculation of the purchase price shall be conclusive and binding for all purposes, absent manifest error. If Kafus elects to purchase the Income Participation Certificate at such price, Kafus shall make payment to the Lender upon presentation to Kafus of the Income Participation Certificate accompanied with such transfer endorsements or instruments as are necessary to transfer the same to Kafus.

Section 4. Method of Payment. Kafus shall make each payment to the Lender at the option of the Lender (a) in wire transfer of U.S. Dollars in immediately available funds to the Lender at such payment location as directed by the Lender, (b) in shares of the common stock of Kafus issued to the Lender and applied to the obligations of Kafus hereunder with the value of the shares to be used in such application determined based upon the Price (as defined below) applicable at the time of payment, or (c) in any combination of the methods
expressed in clauses (a) and (b) above as determined by the Lender.    As used
herein, the "Price" with respect to the common stock of Kafus means, on any day,
(i) the preceding 20-day average of the reported "high" and "low" sales prices for such shares (w) on the American Stock Exchange or (x) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (y) if such shares are not listed on any national securities exchange, then through the NASDAQ National Market or, (z) if such shares shall not be so listed, the trade

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weighted average of all transactions in the Common Stock in an over-the-counter market; or (ii) in the event the common stock of Kafus is not listed or traded as described in (i) above, then the Price shall be equal to the value of one share of common stock, as determined in good faith by the disinterested members of the board of directors of Kafus. In the event Lender elects to receive shares of common stock of Kafus as described herein, Kafus shall deliver to Lender certificates representing the number of fully paid and nonassessable shares of common stock determined in accordance with this Section, and Kafus and Lender shall concurrently enter into a Registration Rights Agreement with respect to such shares, which shall be in form and substance satisfactory to Lender and shall provide Lender with rights and privileges comparable to those set forth in the Registration Rights Agreement executed as of the date hereof between Kafus and Lender (and the other Purchasers, as defined therein). The Lender is hereby authorized at any time following any demand for payment hereunder to set off and apply any indebtedness owed by the Lender to Kafus against any and all of the obligations of Kafus under this Agreement. The Lender agrees to promptly notify Kafus after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

Section  5.  Obligations Absolute.

     5.1 Kafus guarantees that amounts due under the Income Participation Certificate will be paid strictly in accordance with the terms of the Income Participation Certificate, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Kafus agrees that Kafus's obligations under this Agreement shall not be released, diminished, or impaired by, and waives any rights which Kafus might otherwise have which relate to:

     (a) Any lack of validity or enforceability of the Income Participation Certificate or any other agreement or instrument relating thereto; any increase, reduction, extension, or rearrangement of amounts due under the Income Participation Certificate; any amendment, supplement, or other modification of the Income Participation Certificate; any waiver or consent granted under the Income Participation Certificate; or any sale, assignment, delegation, or other transfer of the Income Participation Certificate;

     (b) Any grant of any security or support for the amounts due under the Income Participation Certificate or any impairment of any security or support for the amounts due under the Income Participation Certificate, including any full or partial release, exchange, subordination, or waste of any collateral for the amounts due under the Income Participation Certificate or any full or partial release of the Borrower or any other Person liable for the payment or performance of the amounts due under the Income Participation Certificate;

     (c) Any change in the organization or structure of the Borrower, Kafus, or any other Person liable for the payment or performance of the amounts due under the Income Participation Certificate, or the insolvency, bankruptcy, liquidation, or dissolution of the Borrower, Kafus, or any other

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Person liable for the payment or performance of the amounts due under the Income
Participation Certificate;

     (d) The manner of applying payments on the amounts due under the Income Participation Certificate or the proceeds of any security or support for the amounts due under the Income Participation Certificate against the amounts due under the Income Participation Certificate;

     (e) The failure to give notice of the occurrence of any default or event of default, however denominated, under the Income Participation Certificate, notice of bringing of action to enforce the payment or performance of the amounts due under the Income Participation Certificate, notice of any sale or foreclosure of any collateral for the amounts due under the Income Participation Certificate, notice of the financial condition of or other circumstances regarding the Borrower, Kafus, or any other Person liable for the amounts due under the Income Participation Certificate, or any other notice of any kind relating to the amounts due under the Income Participation Certificate; or

     (f) Any other action taken or omitted which affects the amounts due under the Income Participation Certificate, whether or not such action or omission prejudices Kafus or increases the likelihood that Kafus will be required to pay the amounts due under the Income Participation Certificate pursuant to the terms hereof--it is the unambiguous and unequivocal intention of Kafus that Kafus shall be obligated to pay the amounts due under the Income Participation Certificate in accordance with its terms when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein.

     5.2 This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment on the amounts due under the Income Participation Certificate must be refunded for any reason including any bankruptcy proceeding. In the event that the Lender must refund any payment received against the amounts due under the Income Participation Certificate, any prior release from the terms of this Agreement given to Kafus by the Lender shall be without effect, and this Agreement shall be reinstated in full force and effect. It is the intention of Kafus that Kafus's obligations hereunder shall not be discharged except by final payment of the amounts due under the Income Participation Certificate.

Section 6.  Unimpaired Collection.

     6.1 There are no conditions precedent to the enforcement of this Agreement, except as expressly contained herein. It shall not be necessary for the Lender, in order to enforce payment by Kafus under this Agreement, to show any proof of the Borrower's default, to exhaust the Lender's remedies against the Borrower or any other Person liable for the payment or performance of the amounts due under the Income Participation Certificate, to enforce any security or support for the payment or performance of the amounts due under the Income Participation Certificate, or to

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enforce any other means of obtaining payment or performance of the amounts due under the Income Participation Certificate. The Lender shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the amounts due under the Income Participation Certificate.

Section 7.  Miscellaneous.

      7.1 Kafus shall pay to the Lender on demand all costs and expenses of the Lender in connection with the preservation or enforcement of the Lender's rights under this Agreement, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Lender. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     7.2 (a) Kafus shall at all times protect and hold the Lender and its respective shareholders, affiliates, directors, officers, employees, agents, and servants and the persons under their respective control or supervision (collectively, the "Indemnified Parties") harmless of, from, and against any and all claims (whether in tort, contract, or otherwise), demands, damages, losses, liabilities, costs, or expenses of any kind or nature whatsoever (each referred to herein as a "Loss") which an Indemnified Party may incur or which may be claimed against an Indemnified Party by any Person, in each case by reason of, or arising out of this Agreement and the Income Participation Certificate or any other document or instrument delivered in connection herewith or therewith or the enforcement of any of the terms or provisions hereof or thereof or the transactions contemplated hereby or thereby; provided, however, that the indemnity set forth in this Section shall not extend to any Loss arising, in the case of any Indemnified Party, as a result of the gross negligence or willful misconduct of such Indemnified Party. Kafus further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Indemnified Parties for any and all costs, reasonable attorneys' fees, liabilities, or expenses incurred in connection with investigating, defending against, or otherwise in connection with any such losses, claims, damages, liabilities, expenses, or actions, except to the extent that the same arise out of the gross negligence or willful misconduct of the Indemnified Party claiming such payment or reimbursement.

     (b) An Indemnified Party shall promptly notify Kafus in writing of any claim or action brought against such Indemnified Party in which indemnity may be sought against Kafus pursuant to this Section; and such notice shall be given in sufficient time to allow Kafus to defend such claim or action. However, the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Kafus under this Section, if
(i) the Indemnified Party shall not have had knowledge or notice of such claim or action, (ii) neither Kafus nor any Affiliate thereof shall have had knowledge or notice of such claim or action, or (iii) Kafus's ability to defend such claim or action shall not thereby be materially impaired. In the event, however, that
(i) the Indemnified Party shall not have timely notified Kafus of any such claim or action, (ii) neither Kafus nor any Affiliate thereof shall have had knowledge or notice of such claim or action, and (iii) Kafus's ability to defend or participate in such claim or action is materially impaired by reason of not having received timely notice thereof from the Indemnified Party, then Kafus's

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obligation to so defend and indemnify shall be qualified to the extent (and only to the extent) of such material impairment.

     (c) The obligations of Kafus under this Section shall survive the termination of this Agreement and remain in full force and effect, with respect to each Loss of each Indemnified Party, until the later of (i) the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought, and (ii) payment in full or the satisfaction of such claim or cause of action and of all expenses and charges incurred by such Indemnified Party relating to the enforcement of the provisions herein specified.

     7.3 This Agreement shall be governed by the internal laws of the Province of British Columbia, Canada (without reference to principles of conflicts of laws). If any provision in this Agreement is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of Kafus in this Agreement shall survive the execution of this Agreement and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which the Lender demands payment therefor. The Lender's remedies under this Agreement and other documents and agreements shall be cumulative, and no delay in enforcing this Agreement shall act as a waiver of the Lender's rights thereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind and inure to the benefit of Kafus and the Lender and their respective successors and assigns. Kafus may not assign its rights or delegate its duties under this Agreement. The Lender may assign its rights and delegate its duties under this Agreement. This Agreement may be executed in multiple counterparts each of which shall constitute one and the same agreement.

      Section 7.4 Notices. Except as otherwise provided herein, any notice, demand, direction, certificate, request, instrument, or other communication authorized or required by this Agreement to be given to or filed with the Lender or Kafus shall be deemed to have been sufficiently given or filed for all purposes of this Agreement if and when delivered by messenger or by a recognized courier service or sent by registered or certified mail, return receipt requested, postage prepaid or sent by confirmed telecopy, as follows:

     (a)  To the Lender, to:

          Enron Capital & Trade Resources Corp.
          1400 Smith Street
          Houston, Texas 77002
          Attention:  Tony A. Valentine
          Telecopy No.: 713-646-8408

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     (b)  To Kafus, to:

          The Kafus Capital Corporation
          706-1155 Robson St.
          Vancouver, British Columbia
          Canada V6E 1B5
          Attention: Kenneth F. Swaisland
          Telecopy No.: 604-685-2426

          with a copy to:

          Paul, Hastings, Janofsky & Walker LLP
          399 Park Avenue, Thirty-First Floor
          New York, New York  10022
          Attention:  Euclid A. Irving, Esq.
          Telecopy No.:  212-319-4090

     The Lender and Kafus may, by like notice, designate any further or different addresses or telecopy numbers to which subsequent notices, demands, directions, certificates, requests, instruments, or other communications hereunder shall be sent. Any notice, demand, direction, certificate, request, instrument, or other communication hereunder shall, except as may expressly be provided herein, be deemed to have been delivered or given as of the date it shall have been delivered by messenger or courier service or sent by confirmed telecopy or upon receipt if mailed.

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THIS WRITTEN AGREEMENT AND THE INCOME PARTICIPATION CERTIFICATE REPRESENT THE
FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED as of the date first above written.


                              THE KAFUS CAPITAL CORPORATION


                              By: /s/ Kenneth F. Swaisland
                                 -------------------------
                              Name: Kenneth F. Swaisland
                                   ---------------------
                              Title: President
                                    ----------


                              ENRON CAPITAL & TRADE RESOURCES CORP.


                              By: /s/ J. Kevin McConville
                                 ------------------------
                              Name: J. Kevin McConville
                                   --------------------
                              Title: Vice President
                                    ---------------

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